Exhibit 99.1

CONTACT:	Robert Atkinson, Too, Inc.
Phone 614-775-3739
Too Inc. Reports Record First Quarter Sales and Earnings
     NEW ALBANY, Ohio; May 17, 2006 – Too, Inc. (NYSE: TOO), a leading specialty retailer for ‘tween girls, today announced a 67% increase in earnings per diluted share to $0.35 on net income of $11.7 million for the first quarter ended April 29, 2006, compared to $0.21 per diluted share on net income of $7.4 million reported for last year’s first quarter.
First Quarter Performance
Net sales for the first quarter increased 19%, to a record $195.1 million, up from $164.4 million for the 2005 period. Too’s comparable store sales increased 10% during the quarter on top of the 1% increase for the like period last year. The 10% increase was comprised of a 9% increase for Limited Too and a 30% increase for the 46 Justice stores that were open at least one year during the quarter.
The higher earnings for the 2006 quarter were attributable to increased store sales and a 180 basis point reduction in general, administrative and store operating expenses as a percentage of sales, due largely to the elimination of Limited Too’s spring television advertising. Too’s gross income as a percentage of sales increased 30 basis points. Higher merchandise margins were largely offset by the cost of additional Limited Too catalog mailings during the quarter.
“Our first quarter results give us a great start to spring season and 2006,” said Mike Rayden, Too, Inc. Chairman, President and Chief Executive Officer. “Not only are our fashions finding favor with customers at Limited Too and Justice, but our marketing for both brands has helped drive sales higher.”
Store Growth
Justice opened 10 stores during the first quarter, ending the period at 102 stores, an increase of 56 stores from a year ago. Justice is targeting 65 to 70 total store openings in 2006.
Limited Too remodeled 10 existing stores during the quarter, opened 3 new stores and closed 12 underperforming stores, ending the quarter at 565 stores. Limited Too plans to open 8 additional new stores in the second half of the year.
The combined store plans for Limited Too and Justice should give Too approximately 9% to 10% store square footage growth for 2006.
Share Repurchase
During the first quarter 2006, the company repurchased approximately 630,000 common shares for $20.0 million. Since the repurchase program began in November 2004, the company has returned approximately $79.6 million to shareholders.
Outlook
Too said it expects earnings per diluted share for the second quarter ending July 29, 2006 to be in the range of $0.16 to $0.18, which would be a 33% to 50% increase on the $0.12 per diluted share reported for the like period last year. The expected earnings improvement anticipates a comparable store sales increase in the positive mid single-digit range for the quarter.
Based on the results reported today and the earnings increase projected for the second quarter, Too is estimating 2006 annual earnings per diluted share of $2.00 to $2.10, including an estimated $0.05 to $0.06 for stock-based compensation expense. This range of earnings would be 25% to 31% higher than the $1.60 per diluted share reported for 2005.
Mr. Rayden, commenting on the company’s outlook for the balance of the year, said, “For 2006, we see meaningful sales growth, gross margin expansion and leveraging of our SG&A expenses.”

Conference Call and Webcast
Too, Inc. will host a conference call with security analysts beginning at 9:00 a.m. ET today, Wednesday, May 17th, 2006, to review the operating results for the quarter ended April 29, 2006. Interested participants can call (800) 240-5318 a few minutes before the 9:00 a.m. start in order to be placed in queue. The conference call passcode is 11058650. This call and replay are also being webcast by CCBN and will be distributed over their investor distribution network. Individual investors can listen to the webcast at www.earnings.com. Institutional investors can access the webcast at www.streetevents.com. The webcast will also be available at the Event Calendar page of Too’s corporate Web site, www.tooinc.com.
About Too, Inc.
Too, Inc. (NYSE: TOO) is a leading specialty retailer for young girls. At Limited Too, the company sells sportswear, related accessories and key lifestyle items for active, fashion-aware ‘tween (ages 7 to 14) girls. Limited Too currently operates 565 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key ‘tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com. Justice is the company’s newer specialty retail concept for ‘tween girls, offering sportswear, key accessories and lifestyle items to value-conscious customers, predominantly in off-the-mall store sites. Justice currently operates 108 stores across the United States, the locations of which can be found on their Web site, www.justicejustforgirls.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s earnings outlook and store growth plans for 2006 within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “outlook,” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2006 and beyond to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company Home Page: www.tooinc.com
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Too, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended April 29, 2006 and April 30, 2005
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 29,	% of	April 30,	% of
	2006	Sales	2005	Sales
Net sales	$195,136	100.0%	$164,410	100.0%
Cost of goods sold, including buying and occupancy costs	121,390	62.2%	102,807	62.5%

Gross income	73,746	37.8%	61,603	37.5%
General, administrative and store operating expenses	56,299	28.9%	50,386	30.7%

Operating income	17,447	8.9%	11,217	6.8%
Interest income, net	1,354	0.7%	459	0.3%

Earnings before income taxes	18,801	9.6%	11,676	7.1%
Provision for income taxes	7,112	3.6%	4,266	2.6%

Net Income	$11,689	6.0%	$7,410	4.5%

Net income per share:

Basic	$0.35		$0.21

Diluted	$0.35		$0.21

Weighted average common shares:

Basic	33,154		34,758

Diluted	33,711		35,452

Too, Inc.
Consolidated Balance Sheets
As of April 29, 2006 and January 28, 2006
(unaudited, in thousands, except share amounts)

	April 29,	January 28,
	2006	2006
ASSETS
Current Assets:
Cash and equivalents	$22,770	$22,248
Investments	137,515	163,451
Restricted assets	1,197	1,193
Accounts receivable	8,376	8,040
Income taxes receivable	—	—
Inventories	69,389	66,033
Store supplies	13,283	12,216
Prepaid expenses and other current assets	12,763	11,932

Total current assets	265,293	285,113

Property and equipment, net	207,744	201,983
Long-term investments	9,447	8,464
Deferred income taxes	9,895	10,208
Assets held in trust and other	22,172	17,962

Total assets	$514,551	$523,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$23,893	$30,223
Accrued expenses	40,627	38,713
Deferred revenue	8,847	11,859
Income taxes payable	15,543	18,050

Total current liabilities	88,910	98,845

Deferred tenant allowances from landlords	46,146	45,817
Supplemental retirement and deferred compensation liability	18,903	16,907
Accrued straight-line rent and other	11,624	11,378

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, 50 million shares authorized	—	—
Common stock, $.01 par value, 100 million shares authorized, 36.3 million and 36.1 million shares issued, 33.6 million and 33.3 million shares outstanding at April 29, 2006 and January 28, 2006, respectively	363	361
Treasury stock, at cost, 3.4 million and 2.7 million shares at April 29, 2006 and January 28, 2006, respectively	(80,594)	(60,595)
Paid in capital	164,211	157,718
Retained earnings	264,988	253,299

Total shareholders’ equity	348,968	350,783

Total liabilities and shareholders’ equity	$514,551	$523,730

	Thirteen Weeks Ended
Limited Too Division	April 29,	April 30,	Percent
	2006	2005	Change
Net sales (millions) (1)	$171.7	$155.7	10%

Comparable store sales (3)	9%	1%
Net store sales per average square foot (4)	$71	$65	8%
Sales per average store (thousands) (5)	$297.3	$270.7	10%

Average dollar sales value per transaction (“ADS”) (6)	$57.22	$50.35	14%
Average number of units per transaction (“UPT”)	4.03	4.04	—%
Number of transactions per average store	5,191	5,377	-3%

Average store size at period end (gross square feet)	4,158	4,127	1%
Total gross square feet at period end (thousands)	2,349	2,344	—%
Inventory per gross square foot at period end (7)	$25.9	$22.3	16%
Inventory per store at period end (7)	$107,694	$92,095	17%

Number of stores:
Beginning of period	574	568
Opened	3	2
Closed	(12)	(2)

End of period	565	568

Limited Too stores remodeled	10	5

	Thirteen Weeks Ended
Justice Division	April 29,	April 30,	Percent
	2006	2005	Change
Net sales (millions) (2)	$23.4	$8.8	168%

Comparable store sales (3)	30%	15%
Net store sales per average square foot (4)	$57	$48	20%
Sales per average store (thousands) (5)	$245.7	$207.0	19%

Average dollar sales value per transaction (“ADS”) (6)	$52.66	$45.73	15%
Average number of units per transaction (“UPT”)	4.51	4.34	4%
Number of transactions per average store	4,668	4,555	2%

Average store size at period end (gross square feet)	4,314	4,381	-2%
Total gross square feet at period end (thousands)	440	202	118%
Inventory per gross square foot at period end (8)	$19.5	$17.2	13%
Inventory per store at period end (8)	$83,951	$75,283	12%

Number of stores:
Beginning of period	92	35
Opened	10	11
Closed	—	—

End of period	102	46

(1)	Total Limited Too net sales includes: store sales, net of associate discounts, direct sales, international revenue and partner advertising revenue.

(2)	Total Justice net sales is defined as store sales, net of associate discounts.

(3)	A store is included in our comparable store sales calculation once it has completed 52 weeks of operation. Further, stores that have changed more than 20% in gross square feet are treated as new stores for purposes of this calculation.

(4)	Net store sales per average square foot is the result of dividing net store sales for the fiscal year by the monthly average gross square feet, which reflects the impact of opening and closing stores throughout the period.

(5)	Sales per average store is the result of dividing gross store sales for the fiscal period by average store count, which reflects the impact of opening and closing stores throughout the period.

(6)	Average dollar sales value per transaction is the result of dividing gross store sales dollars for the period by the number of transactions.

(7)	Inventory value for Limited Too includes stores, direct and all valuation adjustments.

(8)	Inventory value for Justice includes stores inventory and all valuation adjustments.